UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 Preliminary Information Statement

Medical Makeover Corporation of America
(Name of Registrant as Specified in Its Charter)
Commission File Number: 000-26703

2101 Vista Parkway
Suite 292
West Palm Beach, FL 33411
Telephone No. (561) 228-6148
(Address, including zip code, and telephone, including area code)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1) Title of each class of securities to which investment applies: common stock.
(2) Aggregate number of securities to which investment applies: not applicable.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable.
(4) Proposed maximum aggregate value of transaction: Not Applicable.
(5) Total fee paid: Not Applicable.

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid: Not Applicable.
2) Form, Schedule or Registration Statement No.: Not Applicable.
3) Filing Party: Not Applicable.
4) Date Filed: Not Applicable.

Medical Makeover Corporation of America
2101 Vista Parkway
Suite 292
West Palm Beach, FL 33411
Telephone: (561) 228-6148

NOTICE OF ACTION TAKEN WITHOUT A SHAREHOLDER MEETING

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of  Medical Makeover Corporation of America:

The purpose of this Information Statement is to inform the stockholders of Medical Makeover Corporation of America. (“us”, “we” or “our”) that our board of directors and majority stockholders have approved a reverse stock split (the “Reverse Split”) of our common stock, $.0001 par value per share (the “Common Stock”) at a ratio of one (1) share for every 10,000 shares currently owned. In addition, our board of directors and majority stockholders have approved  an amendment to the Articles of Incorporation which will permit the Board of Directors to change the name of the Company without further stockholder approval and which will also decrease the authorized common stock to 500,000,000 shares (the “Amendment”).

On October 13, 2011, our Board unanimously approved the Reverse Split and the  Amendment to our Articles of Incorporation . On October 13, 2011, in accordance with Sections 228 and 242 of the Delaware General Corporation Law the holders of a majority of our outstanding Common Stock executed a written consent approving the Amendment  and Reverse Split, which will become effective upon filing the Amendment to our Articles of Incorporation with the Delaware Secretary of State. Holders of our Common Stock do not have appraisal or dissenter’s rights under Delaware Law in connection with the matters approved by the stockholders in this Information Statement.

This Information Statement serves as notice of the foregoing actions is accordance with Sections 228 and 242 of the Delaware General Corporation Law. The close of business on October 13, 2011 is the record date (the “Record Date”) for the determination of the holders of Common Stock entitled to receive this Information Statement with respect to the Reverse Split. As of the Record Date, we had (i) 10,000,000,000 shares of Common Stock authorized and (ii) 282,354,500 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote on the matter submitted to the holders of Common Stock.

NO VOTE OR OTHER ACTION OF OUR STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

Very truly yours,

Medical Makeover Corporation of America
By:/s/ Jason Smart
Title: President and Director
Dated  October 18, 2011

Medical Makeover Corporation of America
2101 Vista Parkway
Suite 292
West Palm Beach, FL 33411
Telephone: (561) 228-6148

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A
PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished on or about October 28, 2011 by the Board of Directors (the “Board”) of Medical Makeover Corporation of America, a Delaware corporation (“us”, “we” or “our”), to the holders of record of our issued and outstanding common stock, par value $0.0001 per share (“Common Stock”), as of the close of business on October13, 2011 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are also providing notice to our stockholders pursuant to Sections 228 and 242 of the Delaware General Corporation Law that certain of our stockholders took action as described herein by written consent on October13,  2011. The purpose of this Information Statement is to inform holders of our Common Stock that the board of directors and majority shareholders have approved an amendment to our Articles of Incorporation which will permit the Board of Directors to change the name of the Company without further stockholder approval. and which will also decrease the authorized common stock to 500,000,000 shares (the “Amendment”) and a  Reverse Split pursuant to with Sections 228 and 242 of the Delaware General Corporation Law, at a ratio of  one (1) shares for ten thousand  (10,000) shares owned on the Record Date (the “Reverse Split”). Our Board of Directors and Shareholders consider the Reverse Split and Amendment to be in our best interests and the best interests of our shareholders.

Prior to the Reverse Split, we have 10,000,000,000 shares of Common Stock authorized and 282,354,500 shares of common stock outstanding. Each of the outstanding shares of Common Stock is entitled to one vote.

Your Vote is Not Requested or Required.

The Amendment and Reverse Split has been adopted by the written consent of our stockholders holding 159,198,700 shares of our Common Stock (56.38%), representing a majority in interest in our outstanding Common Stock. Pursuant to with Sections 228 and 242 of the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the stockholders.

Our Shareholders Do Not Have Dissenters or Appraisal Rights As a Result of the Reverse Split and Name Change.

Holders of our Common Stock do not have appraisal or dissenter’s rights under Delaware law in connection with the Reverse Split and Amendment.

Interests of Certain Parties in the Matters to be Acted upon.

None of our executive officers or directors has any substantial interest resulting from the Reverse Split and Amendment that is not shared by all other stockholders pro rata, and in accordance with their respective interests.

Effective Date.

Under applicable federal securities laws, the Reverse Split and Amendment cannot be effected until at least 20 calendar days following the date a Definitive Information Statement has been provided to our stockholders. A Definitive Information Statement cannot be furnished to our stockholders until ten days after the filing of this Preliminary Information Statement with the Securities and Exchange Commission, and as such the Reverse Split will become effective on or before November 18, 2011.

Record Date.

The Board has fixed the close of business on  October 13, 2011 as the Record Date for the determination of stockholders who are entitled to receive this Information Statement. We anticipate that  this Information Statement will be mailed on October 29, 2011 to our stockholders  of record. On or after November 18, 2011, the Amendment will be filed with the Delaware Secretary of State and become effective.

Costs of this Information Statement.

We will bear the entire cost of furnishing this Information Statement to any stockholder who requests a hard copy rather than Internet availability. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE REVERSE SPLIT APPROVED BY WRITTEN CONSENT OF A MAJORITY OF THE STOCKHOLDERS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Beneficial Owners and Management.

The following tables set forth the ownership, as of October 18, 2011, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are no pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders is 2101 Vista Parkway,  Suite 292, West Palm Beach,  FL 33411

		Direct	Indirect	Percent
Title of Class	Name	Ownership	Ownership	of Class

Common	Ponce DeLeon Consulting Group, Inc,	36,000,000	0	12.75.8%

Common	S.C. Capital Investment Corp.	110,000,000	0	38.96%

Common	Gala Enterprises, Ltd.	13,198,700	0	4.67%

Total		159,198,700		56.38%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of common stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of common stock owned by such person.

(2) Based on a percentage of the total of 282,354,500 shares outstanding.

Transactions With Related Persons, Promoters And Certain Control Persons.

As reported in our Form 10-Q for the period ended March 31, 2011 we issued 110,000,000 shares  of our restricted Common Stock to S.C. Capital Investment Corp,  in exchange for a debt owed to it by the Company of principal and interest of $75,321.  Also as reported in that 10-Q, we issued 36,000,000 shares  of our restricted Common Stock to Ponce De Leon Consulting Group, Inc. S.C. Capital Investment Corp,  in exchange for services provided to the Company valued at $36,000.

The Amendment

The Amendment to our Articles of Incorporation does two things. First, it decreases our authorized common  stock form 10,000,000,000  shares to 500,000,000.  We believe that  such a decrease is in the best interest of the Company as the reduction results in a more reasonable number of authorized shares. Second, in the future, it will permit the Board of  Directors to change the name of the Company without shareholder consent. We believe this is in the best interest of the Company because this will save us both time and money for any future name change.

Reverse Stock Split.

A reverse stock split results in a proportionate reduction of the number of shares owned by each shareholder in accordance with the ratio, but it has no effect on each shareholder’s percentage ownership of our common stock (except to the extent that any shareholder holds only a fractional share interest and receives one whole common share for such interest after the Reverse Split).

Effects of the Reverse Split.

The Reverse Split will not alter the validity or transferability of stock certificates presently outstanding. The holders of our Common Stock will have the same relative rights following the Reverse Split as they had before the Reverse Split. The effect of the Reverse Split will be to provide for additional shares we may issue. If we issue additional shares, the ownership interest of holders of Common Stock will be diluted. Prior to the Reverse Split we had 282,354,500 shares of Common Stock available for issuance. After the Reverse Split we will have the ability to issue approximately an  additional 499,971,764 shares of Common Stock and 10,000,000 preferred shares which may be issued from time to time by our board of directors.

The table below shows the cumulative effect of the Reverse Split of our Common Stock outstanding at the Effective Date, as well as the number of Common and Preferred Shares that will be available for issuance after the Reverse Split.

Shares of Common Stock	Prior to Reverse Split	After Reverse Split
Authorized	10,000,000,000	500,000,000
Issued and Outstanding	282,354,500	28,236
Available for Issuance	9,717,645,500	499,971,764
Shares of Preferred Stock
Authorized	10,000,000	10,000,000
Issued and Outstanding
Available for Issuance	10,000,000	10,000,000

Regulatory Requirements.

To our knowledge, the only required regulatory or governmental approval or filings necessary in connection with the Conversion would be the filing of the Amendment to the Articles of Incorporation, with the Secretary of State of the State of Delaware.

Reasons for the Reverse Split.

The primary purpose of the reverse stock split is to increase the per share trading price of our Common Stock. An increase in the per share trading value of our Common Stock would be beneficial to us because it would:

•	improve the perception of our Common Stock as an investment security;
•	appeal to a broader range of investors to generate greater investor interest in us; and
•
reduce stockholder transaction costs because investors would pay lower commission to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower.

A decrease in the number of issued and outstanding shares of our Common Stock would be beneficial for the Company because we would have more shares available for future issuance.

You should consider that, although we believe that a reverse stock split will in fact increase the price of our Common Stock, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a reverse stock split and the general economic environment), the market price of a company’s shares of common stock may in fact decline in value after a reverse stock split. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company. However, should the overall value of our Common Stock decline after any reverse stock split, then the actual or intrinsic value of the shares of our Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Quotation of our Common Stock After the Reverse Split

Our Common Stock currently trades on the OTC Markets and OTC Bulletin Board under the symbol “MMAM”. Our Common Stock will continue to be quoted on the OTC Markets and OTC Bulletin Board at the post-split price on and after the effective date of the amendment.

We cannot predict the effect of any reverse stock split upon the market price of our Common Stock over an extended period, and in many cases, the market value of a company’s common stock following a reverse stock split declines. We cannot assure you that the trading price of our Common Stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of such reverse stock splits. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

The resulting decrease in the number of shares of our Common Stock outstanding could potentially adversely affect the liquidity of our Common Stock, especially in the case of larger block trades.

Effects on Individual Stockholders.

If we implement the reverse stock split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse stock split by the appropriate ratio and then rounding down to the nearest whole share. We would either pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split, as described in further detail below, or round up to the nearest whole share. The reverse stock split would not affect any stockholder’s percentage ownership interest in our Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash. The number of shareholders of record will not be affected by the Reverse Split (except to the extent that any shareholder holds only a fractional share interest and receives one whole Common Share for such interest after the Reverse Split).

Rights of Shareholders

If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following a reverse stock split would be fully paid and non-assessable.

Odd Lot Shareholders.

Any reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Registration under the Securities Exchange Act of 1934

Our Common Stock is currently registered under the Exchange Act. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Splits would not affect the registration of our Common Stock under the Exchange Act.

Procedure for Effecting the Reverse Splits and Exchange of Stock Certificates.

We will file with the Delaware Secretary of State, a Certificate of Amendment to our Articles of Incorporation. Any reverse stock split will become effective at the time as is specified in, the corresponding Certificate of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to a reverse stock split.

Upon a reverse stock split, we intend to treat stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Fractional Shares.

We will not issue fractional shares in connection with any reverse stock split. Instead, any fractional share resulting from a reverse stock split because the stockholder owns a number of shares not evenly divisible by the exchange ratio would instead either (i) be rounded up to the nearest whole share, or (ii) be cancelled, with the holder to receive cash in lieu of the fractional share. The cash amount to be paid to each stockholder will be equal to the resulting fractional interest in one share of our Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on the trading day immediately preceding the effective date of the reverse stock split. We do not anticipate that the aggregate cash amount paid by us for fractional interests will be material

Accounting Consequences.

The par value of our Common Stock in effect at the time of any reverse stock split would remain unchanged after such reverse stock split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of any reverse stock split.

U.S. Federal Income Tax Considerations on Us.

We will not recognize any gain or loss as a result of any reverse stock split.

U.S. Federal Income Tax Considerations on Our Shareholders.

The following is a summary of the material U.S. federal income tax considerations with respect to a reverse stock split to holders of our shares of capital stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Internal Revenue Code and does not address all aspects of U.S. Federal Income Taxation, that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, or an opinion from counsel with respect to the U.S. federal income tax considerations discussed below. There can be no assurance that the tax considerations discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock splits to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax considerations applicable to them that could result from the reverse stock splits.

Except as described below with respect to cash received in lieu of fractional shares, the receipt of Common Stock in the reverse stock splits should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the reverse stock splits (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the Common Stock received in the reverse stock splits will include the holding period of the Common Stock exchanged therefor.

A holder who receives cash in lieu of a fractional share of Common Stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder will generally recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.

Householding.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of our Information Statement may be sent to multiple Stockholders in a household. We will promptly deliver upon written or oral request, a separate copy of the Information statement to a Stockholder if such Stockholder calls or writes to us at the following address or phone number: Medical Makeover Corporation of America,2101 Vista Parkway,Suite 292,West Palm Beach, FL 33411
If a Stockholder wishes to receive separate copies of our information statements, proxy statements or other mailings to stockholders in the future, or if a Stockholder is receiving multiple copies and would like to receive only one copy per household, the Stockholder should contact his, her or its bank, broker or other nominee record holder. Alternatively, the Stockholder may contact us at the above-referenced address or telephone number.

Interest of Certain Persons In Matters to be Acted Upon

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the matters described herein, which is not shared by all other stockholders pro-rata, and in accordance with their respective interests. Our majority shareholder is also our chief executive officer and director and has the ability to determine all matters submitted to the vote of our shareholders including the election of directors.

Additional Information.

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q with the SEC. Copies of these documents can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C., 20549, at prescribed rates. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

Dated: October 18, 2011	By Order of the Board of Directors

/s/ JASON SMART
Jason Smart, President President

EXHIBITS TO INFORMATION STATEMENT

Exhibit Description

Proposed Amended Articles of Incorporation

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF MEDICAL MAKEOVER CORPORATION OF AMERICA

The undersigned, being the President and sole Director of Medical Makeover Corporation of America (the “Corporation”), a Delaware corporation, pursuant to Section 141 and Section 242 of the Delaware Business Corporation Laws,  in accordance with the Written Consent of the Board of Directors and majority shareholders  dated September 7, 2011 approved the following:

ARTICLE IV of the Corporation Certificate of Incorporation shall be deleted and substituted by the following:

FOURTH
CAPITAL STOCK

(1)           The total number of shares of all classes of stock which the Corporation shall have authority to issues is 500,050,000,000 shares of which:

(a)           500,000,000 shares shall be designated as Common Stock, having a par value of $.00001 per share; and

(b)	50,000,000 shares shall be designated as Preferred Stock, having a par value of $.0001 per share.

Effective as of the effective date of this Amendment, for each 10,000 shares of Common Stock, $.0001 par value per share (the “Old Common Stock”), outstanding before the effective date of the Amendment each holder of record of shall be entitled to receive one share of Common Stock $.0001 par value per share (the New Common Stock”). If a stockholder shall be entitled to a number of shares of new Common Stock which is not a whole number, then the fractional interest of New Common Stock will be rounded up to the next highest share.  The authorized number of shares of Common Stock and of Preferred Stock shall not be affected by this Amendment.

Each share of Common Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other assets of Common Stock of the Corporation, except as otherwise expressly set forth in this Certificate.

EIGHTH
NAME CHANGE

(1)           The Board of Directors shall have the authority to change the name of the Company and file Amended Articles of Incorporation to reflect the name change without a shareholder vote or approval.

NINTH
FUTURE SPLIT OF THE COMPANY’S OUTSTANDING SHARES

(1)           Future Split of the Company’s Outstanding Shares The Board of Directors shall have the authority to authorize any future forward split or reverse splits of the Company’s outstanding shares without a shareholder vote or approval and without the necessity of filing Amended Articles of Incorporation.

IN WITNESS WHEREOF, the undersigned being the President of this Corporation has executed these Articles if Amendment to the Certificate of Incorporation as of the 13th day of October, 2011.

MEDICAL MAKEOVER CORPORATION OF AMERICA

/s/Jason Smart
Jason Smart, President and Sole Director